Exhibit 99.1

Jack in the Box Inc. Completes Refinancing of Bank Debt

SAN DIEGO--(BUSINESS WIRE)--March 20, 2014--Jack in the Box Inc. (NASDAQ: JACK) today announced completion of a new five-year $800 million senior credit facility, comprised of a $600 million revolving credit facility and $200 million term loan.

Proceeds from the refinancing will be used to retire the previous $600 million senior credit facility that was due in November 2017. As of the closing, approximately $243 million of the revolving credit facility will be drawn or used for letters of credit and $200 million will be outstanding on the term loan. Both will mature in March 2019.

The interest rate on the new senior credit facility is based on the company’s leverage ratio and can range from LIBOR plus 1.25 percent to 2.00 percent with no LIBOR floor. The initial interest rate is LIBOR plus 1.75 percent.

“As we near completion of the transformation of our business model for the Jack in the Box brand and generate higher levels of cash flow from our franchising activities, we’re comfortable with additional leverage,” said Jerry Rebel, executive vice president and chief financial officer. “The new credit agreement provides a flexible, longer-term capital structure to support the company’s strategic plan, including additional potential to return cash to shareholders. Refinancing enables us to take advantage of lower rates while adding $200 million in additional borrowing capacity.”

Due to replacing existing credit facilities prior to expiration, the company will be required to expense approximately $0.8 million of deferred financing fees in the second quarter of fiscal 2014.

Wells Fargo Securities, LLC, and Merrill Lynch, Pierce, Fenner & Smith Incorporated served as joint lead arrangers and joint lead bookrunners.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,250 restaurants in 21 states. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 600 restaurants in 46 states, the District of Columbia and Canada. For more information on Jack in the Box and Qdoba, including franchising opportunities, visit www.jackinthebox.com or www.qdoba.com.

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, (858) 571-2407
or
Media Contact:
Brian Luscomb, (858) 571-2291